UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 16, 2013

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 16, 2013, Estates of Kahala LLC, a wholly owned subsidiary of Alexander & Baldwin, Inc. (the "Company"), entered into a non-recourse loan agreement (the "Loan Agreement") and promissory note ("Note") with First Hawaiian Bank ("Lender"). The $42 million loan is secured by 15 residential lots on Kahala Avenue on Oahu, three parcels in Windward Oahu, and an agricultural parcel on Maui. The Loan Agreement and Note require principal payments equal to 70% of the net sales proceeds from the sale of any of the secured properties. To the extent cumulative principal payments are less than $18 million after 18 months, the Company is required to make an additional principal payment, such that the remaining principal balance of the loan is less than or equal to $24 million. The loan bears interest at LIBOR plus 2.625%, matures on December 16, 2016, is prepayable without penalty, and provides for a one-year extension option, provided certain conditions are met. The loan also requires that the Company maintain a loan to value ratio below 65%.

In connection with the Loan Agreement, A & B Properties, Inc. ("Properties"), a wholly owned subsidiary of the Company, entered into a limited guaranty agreement ("Limited Guaranty") with Lender, under which Properties may be held liable for costs and damages incurred by the Lender arising from, among other events, willful acts of material waste of any portion of the collateral, damage to the collateral from intentional misconduct or gross negligence, fraud or material misrepresentation, and misapplication of insurance proceeds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 20, 2013

ALEXANDER & BALDWIN, INC.

/s/ Paul K. Ito
Paul K. Ito
Senior Vice President, Chief Financial Officer,
Treasurer and Controller